Exhibit 99.1

Contact:	Mike Huston, President and CEO
(907) 261-8750
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $13.7 Million, or $0.61 Per Diluted Share, in First Quarter 2026

ANCHORAGE, Alaska - April 22, 2026 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $13.7 million, or $0.61 per diluted share, in the first quarter of 2026, compared to $12.4 million, or $0.55 per diluted share, in the fourth quarter of 2025, and $13.3 million, or $0.60 per diluted share, in the first quarter a year ago. The increase in first quarter 2026 profitability as compared to the first quarter a year ago was mostly due to an increase in net interest income and higher mortgage banking income, which were partially offset by higher other operating expenses and an increase in the provision for credit losses.

Dividends per share in the first quarter of 2026 remained consistent with quarterly dividends in 2025 at $0.16 per share.

“2026 is off to a strong start as another quarter of core loan growth, continued deposit growth and normalized operating expenses reflects Northrim’s ability to consistently execute our strategy,” said Mike Huston, Northrim’s President and Chief Executive Officer. “Our investments in people, technology and customer relationships continue to drive profitable growth, strengthen our market position and create long-term value for our shareholders.”

First Quarter 2026 Highlights:

•Net interest income in the first quarter of 2026 decreased 2% to $34.7 million compared to $35.4 million in the fourth quarter of 2025 and increased 11% compared to $31.3 million in the first quarter of 2025.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.77% for the first quarter of 2026, up 2-basis points from the fourth quarter of 2025 and up 16-basis points from the first quarter a year ago.
•Return on average assets (“ROAA”) was 1.69% and return on average equity (“ROAE”) was 16.60% for the first quarter of 2026 compared to ROAA of 1.50% and ROAE of 15.16% in the prior quarter and ROAA of 1.76% and ROAE of 19.70% for the first quarter of 2025.
•Portfolio loans were $2.36 billion at March 31, 2026, up 3% from the preceding quarter and up 11% from a year ago, primarily due to new customer relationships and expanding market share, as well as retaining certain mortgages originated by Residential Mortgage, a subsidiary of Northrim Bank (the “Bank”). Core loans (excluding consumer mortgages) were $2.09 billion at March 31, 2026, up 8% from a year ago.
•Total deposits were $2.87 billion at March 31, 2026, up 2% from the preceding quarter, and up 3% from $2.78 billion a year ago. Non-interest bearing demand deposits increased 14% from the preceding quarter and increased 11% year-over-year to $826.4 million at March 31, 2026 and represent 29% of total deposits.
•The average cost of interest-bearing deposits was 1.77% at March 31, 2026, down from 1.91% at December 31, 2025 and 2.01% at March 31, 2025.
•Average purchased receivables and loan balances for the Specialty Finance segment were $132.2 million for the first quarter of 2026, compared to average balance of $137.4 million for the fourth quarter of 2025, and $97.1 million for the first quarter of 2025.

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Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Total assets	$3,354,908	$3,290,273	$3,312,332	$3,243,760	$3,140,960
Total portfolio loans	$2,358,702	$2,295,499	$2,218,970	$2,202,115	$2,124,330
Total deposits	$2,873,746	$2,813,029	$2,906,463	$2,809,170	$2,777,977
Net income	$13,675	$12,441	$27,065	$11,778	$13,324
Adjusted net income*	$13,675	$12,231	$16,195	$11,778	$13,324
Diluted earnings per share	$0.61	$0.55	$1.20	$0.52	$0.60
Adjusted diluted earnings per share*	$0.61	$0.54	$0.72	$0.52	$0.60
Return on average assets	1.69%	1.50%	3.32%	1.48%	1.76%
Adjusted return on average assets*	1.69%	1.47%	1.99%	1.48%	1.76%
Return on average shareholders’ equity	16.60%	15.16%	35.66%	16.37%	19.70%
Adjusted return on average shareholders’ equity*	16.60%	14.91%	21.34%	16.37%	19.70%
NIM	4.72%	4.70%	4.83%	4.66%	4.55%
NIMTE*	4.77%	4.75%	4.88%	4.72%	4.61%
Efficiency ratio	61.81%	64.70%	45.51%	64.68%	63.54%
Adjusted efficiency ratio*	61.81%	65.05%	57.85%	64.68%	63.54%
Total shareholders’ equity/total assets	10.01%	9.92%	9.53%	8.95%	8.91%
Tangible common equity/tangible assets*	8.63%	8.51%	8.12%	7.50%	7.41%

* NIMTE, pre-provision pre-tax net revenue, tangible book value per share, and tangible common equity to tangible common assets, (both of which exclude intangible assets), represent non-GAAP financial measures. Adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average shareholders' equity, and adjusted efficiency ratio items exclude the impact of the sale of assets by Pacific Wealth Management and also represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 12.)

Alaska’s seasonally adjusted unemployment rate was 4.8% at the end of 2025, compared to 4.4% for the United States, according to the Alaska Department of Labor and Workforce Development. Alaska had a total of 323,900 payroll jobs in December of 2025 in Alaska, not including uniformed military. This was an increase of 0.5% or 1,500 jobs from December of 2024.

Alaska’s seasonally adjusted aggregate personal income was $59.2 billion in the third quarter of 2025 according to the Federal Bureau of Economic Analysis (“BEA”). Alaska enjoyed an annual personal income improvement of 4.4% between the third quarter of 2024 and the third quarter of 2025. Per capita personal income in Alaska was estimated at $79,850 compared to the U.S. average of $76,513, according to the BEA, ranking Alaska 14th highest of the 50 U.S. states.

Alaska’s Gross State Product (“GSP”) in the third quarter of 2025 reached $75.3 billion according to the BEA. Alaska’s inflation adjusted “real” GSP increased 1.5% in 2024, and 3.8% annualized through the third quarter of 2025. The average U.S. GDP growth rate was 2.8% for 2024, and 4.4% annualized through the third quarter of 2025.

Alaska exported $6.7 billion in goods directly to foreign countries in 2025 according to the U.S. Census Bureau, a 13.4% increase over 2024 totals. South Korea took over the top trade spot by importing $1.1 billion in goods directly from Alaska. This was a 73% increase over 2024. South Korea imports significant quantities of fish, lead and zinc. The rapid growth came from $515 million in gold and silver purchases in 2025. Australia imported over $1 billion in goods, primarily gold, zinc and lead. Australia’s growth rate in Alaska products was 30% in 2025. Japan moved up to the third spot with a 38% growth in purchases totaling $927 million in 2025. Japan has been a

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leading customer of a large variety of fish products from Alaska for decades and also purchases an array of minerals. China slipped from first to fourth place due in part to complex U.S. tariff negotiations. China’s imports from Alaska dropped 47% from $1.5 billion in 2024 to $803 million in 2025. Oil & Gas does not contribute a significant amount to international exports ($246 million in 2025) because the majority of Alaska’s production is refined and consumed within the United States.

According to the U.S. Bureau of Labor Statistics, the Consumer Price Index (“CPI”) for the U.S. increased 2.4% between February of 2025 and February of 2026. In Alaska, the rate of increase was lower at 1.5% for the same time period. The largest increases since last February came from Apparel (+9.7%), Motor Fuel (+4.9%), Housing (+3.3%), and Recreation (+2%). Slower increases or declining costs in Food and Beverage (+1.7%) Medical Care (+1.2%), Education (-1.3%), and Transportation (-3.3%), helped moderate inflationary pressures in Alaska relative to the U.S. in 2025.

The monthly average price of Alaska North Slope (“ANS”) crude oil ranged between $76.39 a barrel in January of 2025 and $62.70 in December 2025. Prices began to rise dramatically in 2026 after conflict began in Venezuela and Iran. ANS was priced at $110 a barrel on March 31, 2026. The Alaska Department of Revenue (“DOR”) calculated ANS crude oil production was 468 thousand barrels per day (“bpd”) in Alaska’s fiscal year ending June 30, 2025. In the Fall 2025 Revenue Forecast published December 19, 2025, the DOR expects production to average 457 thousand bpd in fiscal year 2026 and 518 thousand bpd in fiscal year 2027. Over the next decade it is expected to continue to grow to 621 thousand bpd, or 33% by fiscal year 2036. This is primarily a result of new production coming on-line in and around the NPR-A region west of Prudhoe Bay. A partnership between Santos and Repsol is constructing the new Pikka field and ConocoPhillips is developing the large new Willow field. There are also several smaller new fields in Alaska’s North Slope that are contributing to the State of Alaska’s production growth estimate.

The Alaska Permanent Fund is seeded annually by the oil wealth the State continues to save each year and has grown significantly over 40 years of successful investment. As of February 28, 2026 the fund’s value was $88.8 billion. According to the DOR it is scheduled to contribute $3.8 billion to Alaska’s General Fund in fiscal year 2026 and $4 billion in fiscal year 2027 for general government spending and to pay the annual dividend in October to Alaskan residents.

According to the Alaska Multiple Listing Services, the average sales price of a single-family home in Anchorage rose 4.4% in 2025 to $532,339, following an increase of 6.2% in 2024 and 5.2% in 2023. This was the eighth consecutive year of price increases.

The average sales price for single family homes in the Matanuska Susitna Borough rose 6.6% in 2025 to $440,217, after climbing 3.8% in 2024 and 4% in 2023. This continues a trend of average price increases for more than a decade in the region. These two markets represent where the majority of the Bank’s residential lending activity occurs.

The Alaska Multiple Listing Services reported a 0.6% decrease in the number of units sold in Anchorage when comparing 2025 to 2024. There were 2,222 homes sold in 2025 and 2,235 sold in 2024. Last year there were 1,766 homes sold in the Matanuska Susitna Borough, compared to 1,632 in 2024, an increase of 8.2%.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

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Review of Income Statement

Consolidated Income Statement

Net Interest Income/Net Interest Margin

Net interest income decreased 2% to $34.7 million in the first quarter of 2026 compared to $35.4 million in the fourth quarter of 2025 and increased 11% compared to $31.3 million in the first quarter of 2025. Interest expense on deposits decreased to $9.0 million in the first quarter of 2026 compared to $10.1 million in the fourth quarter of 2025 and $9.9 million in the first quarter of 2025.

NIMTE* was 4.77% in the first quarter of 2026 up from 4.75% in the preceding quarter and 4.61% in the first quarter a year ago. NIMTE* increased 2 basis points in the first quarter of 2026 compared to the fourth quarter of 2025 primarily due to a favorable change in the mix of earning-assets towards higher loan balances as a percentage of total earning-assets and lower cost of funds due to lower rates on deposits, which were only partially offset by increased borrowing balances and costs. The weighted average interest rate for new loans booked in the first quarter of 2026 was 6.70% compared to 6.78% in the fourth quarter of 2025 and 7.30% in the first quarter a year ago. The yield on the investment portfolio in the first quarter of 2026 increased to 3.44% from 3.18% in the fourth quarter of 2025 and 2.97% in the first quarter of 2025. “We did see a slight decrease in our loan yields as a result of interest rate cuts at the end of last year, however we are also seeing impacts from the decrease in our deposit costs benefiting our overall margin,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average of 3.48% posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of December 31, 2025.

Provision for Credit Losses

Northrim recorded a provision for credit losses of $960,000 in the first quarter of 2026, which was comprised of a provision for credit losses on loans of $1.3 million, a $322,000 benefit to the provision for credit losses on unfunded commitments, and benefit to the provision for credit losses on purchased receivables of $5,000. This compares to a provision for credit losses of $1.6 million in the fourth quarter of 2025, which was comprised of a provision for credit losses on loans of $990,000, a $757,000 provision for credit losses on unfunded commitments, and a benefit to the provision for credit losses on purchased receivables of $120,000. In the first quarter a year ago, Northrim recorded a benefit to the provision for credit losses of $1.4 million which was comprised of a $1.1 million benefit to the provision for credit losses on loans, a $322,000 benefit to the provision for credit losses on unfunded commitments, and a provision for credit losses on purchased receivables of $46,000. The $1.1 million benefit to the provision for credit losses on loans in the first quarter of 2025 was primarily the result of the reclassification of $100 million in mortgage loans to loans held for sale.

Nonperforming assets (“NPAs”), net of government guarantees, increased during the quarter to $15.3 million at March 31, 2026, compared to $11.4 million at December 31, 2025, and increased compared to $12.3 million at March 31, 2025. The Community Banking segment added one loan and Specialty Finance segment added two loans to nonaccrual in the first quarter of 2026.

The allowance for credit losses on loans was 175% of nonperforming loans, net of government guarantees, at the end of the first quarter of 2026, compared to 210% three months earlier and 262% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing. Other operating income contributed $14.9 million, or 30% of total first quarter 2026 revenues, as compared to $16.3 million, or 32% of revenues in the fourth quarter of 2025, and $13.0 million, or 29% of revenues in the first quarter of 2025. The decrease in other

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operating income in the first quarter of 2026 as compared to the fourth quarter of 2025 is primarily the result of a decrease in interest rate swap income of $343,000, as well as the increase in unrealized losses on marketable securities and the absence of the gain on the sale of certain assets by Pacific Wealth Advisors which occurred in the fourth quarter of 2025.

Other Operating Expenses

Operating expenses were $30.6 million in the first quarter of 2026, compared to $33.4 million in the fourth quarter of 2025, and $28.2 million in the first quarter of 2025. The decrease in other operating expenses in the first quarter of 2026 compared to the fourth quarter of 2025 was primarily due to a decrease in salaries and other personnel expense, mostly due to a $917,000 decrease in mortgage originator commission expense, as well as a $858,000 decrease in profit share and equity compensation expense. Additionally, marketing expense decreased due to timing of annual charitable contributions and some one-time expenses that occurred in the fourth quarter of 2025. Insurance expense decreased due to a decrease in FDIC insurance expense resulting primarily from higher capital ratios. The increase in total other operating expenses in the first quarter of 2026 compared to the first quarter a year ago was primarily due to an increase in salaries and other personnel expense, which was partially offset by a decrease in insurance expense mostly attributable to the Company's FDIC insurance expense.

Income Tax Provision

In the first quarter of 2026, Northrim recorded $4.3 million in state and federal income tax expense for an effective tax rate of 23.9%, compared to $4.2 million, or 25.1% in the fourth quarter of 2025 and $4.3 million, or 24.2% in the first quarter a year ago. The decrease in the tax rate in the first quarter of 2026 as compared to the fourth quarter of 2025 and first quarter of 2025 is primarily the result of an increase in tax credits and tax exempt interest income as a percentage of pre-tax income in the first quarter of 2026 as compared to the same quarter in 2025.

Community Banking

In the most recent deposit market share data from the FDIC, Northrim’s deposit market share in Alaska increased to 17.53% of Alaska's total deposits as of June 30, 2025 compared to 15.66% of Alaska's total deposits as of June 30, 2024. This represents 187 basis points of growth in market share percentage for Northrim during that period while, according to the FDIC, the total deposits in Alaska were up 1.3% during the same period. Northrim opened a branch in Homer in the first quarter of 2024. See below for further discussion regarding the Company's deposit movement for the quarter.

Northrim is committed to meeting the needs of the diverse communities in which it operates. As a testament to that support, the Bank has branches in four regions of Alaska identified by the Federal Reserve as 'distressed or underserved non-metropolitan middle-income geographies'.

Net interest income in the Community Banking segment totaled $31.8 million in the first quarter of 2026, compared to $32.2 million in the fourth quarter of 2025 and $28.2 million in the first quarter of 2025. Net interest income increased $3.7 million or 13% in the first quarter of 2026 as compared to the first quarter of 2025 mostly due to higher interest income on loans and on deposits in banks as well as lower interest expense on deposits. This increase was only partially offset by higher interest expense on borrowings, as a result of the issuance of subordinated debt in the fourth quarter of 2025.

The provision for credit losses in the Community Banking segment was $153,000 in the first quarter of 2026 compared to $1.2 million in the fourth quarter of 2025 and $1.8 million benefit to the provision for credit losses in the same quarter a year ago. The decrease in the provision for credit losses in the Community Banking segment in the first quarter of 2026 as compared to the prior quarter was primarily due to lower growth in loans in this segment during the quarter. The decrease in the first quarter of 2026 compared to the same quarter a year ago was primarily a result of the fact that there were changes in the Company's loss rate regression models for commercial, commercial real estate, and construction loans in the first quarter of 2025.

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The decrease in other operating income in the Community Banking segment in the first quarter of 2026 as compared to the first quarter of 2025 was primarily the result of a loss on fair value of marketable securities and a decrease in interest rate swap income, which was only partially offset by higher service charges on deposit accounts.

Other operating expenses in the Community Banking segment totaled $20.4 million in the first quarter of 2026, down $1.7 million or 8% from $22.1 million in the fourth quarter of 2025, and up $1.8 million or 10% from $18.6 million in the first quarter a year ago. The decrease in the first quarter of 2026 as compared to the prior quarter was primarily due to a decrease in marketing expense due to timing of annual charitable contributions. Additionally, there was a decrease in salaries and other personnel expense, including $501,000 decrease in equity compensation expense. The increase in other operating expenses in the first quarter of 2026 as compared to the same quarter a year ago was mostly due to an increase in salaries and other personnel expense, which was only partially offset by a decrease in FDIC insurance expense.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Net interest income	$31,840	$32,202	$32,309	$29,971	$28,151
Provision (benefit) for credit losses	153	1,226	1,561	1,319	(1,768)
Gain on sale by Pacific Wealth Advisors	—	275	14,211	—	—
Other operating income	2,416	3,229	2,896	3,268	2,703
Other operating expense	20,390	22,090	19,965	21,764	18,581
Income before provision for income taxes	13,713	12,390	27,890	10,156	14,041
Provision for income taxes	3,213	3,628	5,634	2,413	3,253
Net income	$10,500	$8,762	$22,256	$7,743	$10,788
Weighted average shares outstanding, diluted	22,577,720	22,533,320	22,502,680	22,446,232	22,432,408
Diluted earnings per share attributable to Community Banking	$0.47	$0.39	$0.98	$0.35	$0.48

Home Mortgage Lending

During the first quarter of 2026, mortgage loans funded for sale were $123.4 million, compared to $199.6 million in the fourth quarter of 2026, and $108.5 million in the first quarter of 2025.

During the first quarter of 2026, the Bank purchased loans of $28.3 million from its subsidiary, Residential Mortgage, of which approximately two-thirds were jumbos, and the remaining one-third were adjustable rate mortgages, with a weighted average interest rate of 5.91%, as compared to $31.6 million and 6.01% in the fourth quarter of 2025, and $13.1 million and 6.39% in the first quarter of 2025. Net interest income contributed $2.8 million to total Home Mortgage Lending revenue in the first quarter of 2026, down from $2.9 million in the prior quarter, and $3.0 million in the first quarter a year ago.

The Company reclassified $100 million in consumer mortgages held for investment to held for sale in the first quarter of 2025 and recorded unrealized losses of $1.2 million related to this portfolio in the first quarter of 2025. In the second quarter of 2025, the Company sold $61 million of the $100 million that was reclassified to loans held for sale in the first quarter of 2025 for a total realized loss of $545,000. In the third quarter of 2025, the Company sold $16 million of the $100 million that was reclassified to loans held for sale in the first quarter of 2025 for a total realized loss of $37,000.

The Arizona, Colorado, and Pacific Northwest mortgage expansion markets were responsible for 35% of Residential Mortgage's $152 million total production in the first quarter of 2026, 29% of the $231 million total production in the fourth quarter of 2025, and 20% of the $122 million total production in the first quarter of 2025.

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The provision for credit losses in the Home Mortgage Lending segment was $562,000 in the first quarter of 2026 compared to $688,000 in the fourth quarter of 2025 and $307,000 benefit to the provision for credit losses in the first quarter of 2025. The decrease in the provision for credit losses in the first quarter of 2026 in the Home Mortgage Lending segment as compared to the prior quarter was primarily a result of lower growth in home mortgage loans.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $127,000 during the first quarter of 2026 compared to a decrease of $859,000 for the fourth quarter of 2025 and a decrease of $855,000 for the first quarter of 2025. Mortgage servicing revenue increased to $2.7 million in the first quarter of 2026 from $2.1 million in the prior quarter and remained consistent with $2.7 million in the first quarter of 2025 due to an increase in production of Alaska Housing Finance Corporation (“AHFC”) mortgages, which contribute to servicing revenues at origination. In the first quarter of 2026, the Company's servicing portfolio of $1.642 million increased $12.7 million compared to a $28.4 million increase in the fourth quarter of 2025, and an increase of $24.0 million in the first quarter of 2025.

As of March 31, 2026, Northrim serviced 6,637 loans in its $1.64 billion home-mortgage-servicing portfolio, a 1% increase compared to the $1.63 billion serviced as of the end of the fourth quarter of 2025, and a 11% increase from the $1.48 billion serviced a year ago.

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The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Mortgage commitments	$85,755	$45,704	$74,017	$73,198	$68,258

Mortgage loans funded for sale	$123,384	$199,619	$218,234	$249,680	$108,499
Mortgage loans funded for investment	28,301	31,624	15,815	27,455	13,061
Total mortgage loans funded	$151,685	$231,243	$234,049	$277,135	$121,560
Mortgage loan refinances to total fundings	29%	20%	6%	10%	11%
Mortgage loans serviced for others	$1,642,195	$1,629,528	$1,601,174	$1,553,987	$1,484,714

Net realized and unrealized gains on mortgage loans sold and held for sale	$2,997	$5,296	$4,810	$5,091	$1,580
Change in fair value of mortgage loan commitments, net	720	(575)	371	(110)	660
Total production revenue	3,717	4,721	5,181	4,981	2,240
Mortgage servicing revenue	2,667	2,113	3,056	2,957	2,696
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	463	(87)	(638)	(355)	(322)
Other[2]	(590)	(772)	(612)	(463)	(533)
Total mortgage servicing revenue, net	2,540	1,254	1,806	2,139	1,841
Other mortgage banking revenue	204	338	286	280	170
Total mortgage banking income	$6,461	$6,313	$7,273	$7,400	$4,251

Net interest income	$2,796	$2,918	$2,812	$3,507	$3,046
Provision (benefit) for credit losses	562	688	158	639	(307)
Mortgage banking income	6,461	6,313	7,273	7,400	4,251
Other operating expense	7,201	8,325	7,365	7,593	6,490
Income before provision for income taxes	1,494	218	2,562	2,675	1,114
Provision for income taxes	408	5	706	746	310
Net income	$1,086	$213	$1,856	$1,929	$804

Weighted average shares outstanding, diluted	22,577,720	22,533,320	22,502,680	22,446,232	22,432,408
Diluted earnings per share attributable to Home Mortgage Lending	$0.05	$0.01	$0.08	$0.09	$0.04
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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Specialty Finance
Average purchased receivables and loan balances for the Specialty Finance segment were $132.2 million for the first quarter of 2026, compared to average balance of $137.4 million for the fourth quarter of 2025, and $97.1 million for the first quarter of 2025.

The following table provides highlights of the Specialty Finance segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Total revenue[3]	$6,671	$7,400	$7,779	$6,754	$6,682
Provision (benefit) for credit losses	245	(287)	(3)	18	666
Compensation expense - SCF acquisition payments	500	533	600	600	600
Other operating expense	2,531	2,476	2,370	2,531	2,500
Interest expense	644	679	695	668	496
Total expense	3,920	3,401	3,662	3,817	4,262
Income before provision for income taxes	2,751	3,999	4,117	2,937	2,420
Provision for income taxes	662	533	1,164	831	688
Net income Specialty Finance segment	$2,089	$3,466	$2,953	$2,106	$1,732
Weighted average shares outstanding, diluted	22,577,720	22,533,320	22,502,680	22,446,232	22,432,408
Diluted earnings per share attributable to Specialty Finance	$0.09	$0.15	$0.13	$0.09	$0.08
3Includes interest income, purchased receivable income, and other operating income.

Balance Sheet Review

Northrim’s total assets were $3.35 billion at March 31, 2026, up 2% from the preceding quarter and up 7% from a year ago. Northrim’s loan-to-deposit ratio was 82% at both March 31, 2026 and December 31, 2025, up from 76% at March 31, 2025.

At March 31, 2026, liquid assets, investments, and loans maturing within one year were $1.06 billion and our funds available for borrowing under our existing lines of credit were $606.2 million. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Average interest-earning assets were $2.97 billion in the first quarter of 2026, down 1% from $2.99 billion in the fourth quarter of 2025 and up 7% from $2.78 billion in the first quarter a year ago. The average yield on interest-earning assets was 6.17% in the first quarter of 2026, consistent with 6.17% in the preceding quarter and up from 6.10% in the first quarter of 2025.

Average investment securities decreased slightly to $466.4 million in the first quarter of 2026, compared to $466.5 million in the fourth quarter of 2025 and $523.8 million in the first quarter a year ago. The average net tax equivalent yield on the securities portfolio was 3.44% for the first quarter of 2026, up from 3.18% in the preceding quarter and up from 2.97% in the year ago quarter. The average estimated duration of the investment portfolio at March 31, 2026, was approximately 2.2 years compared to approximately 2.4 years at March 31, 2025. As of March 31, 2026, $109.0 million of available for sale securities with a weighted average yield of 1.55% are scheduled to mature in the next six months, $68.3 million with a weighted average yield of 2.15% are scheduled to mature in six months to one year, and $84.8 million with a weighted average yield of 3.41% are scheduled to mature in the following year, representing a total of $262.1 million or 9% of earning assets that are scheduled to mature in the next 24 months.

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
10 of 25

Average interest bearing deposits in other banks decreased to $123.6 million in the first quarter of 2026 from $149.8 million in the fourth quarter of 2025 and increased from $38.0 million in the first quarter of 2025. The decrease in the first quarter of 2026 compared to the fourth quarter of 2025 is primarily due to decreases in average deposits and increases in portfolio loans. The increase in the first quarter of 2026 compared to the same quarter a year ago is primarily due to an increase in deposits.

Loans held for sale decreased to $81.2 million at March 31, 2026, compared to $100.3 million at December 31, 2025 and $159.6 million a year ago, largely due to the reclassification of $100 million of consumer mortgage loans from portfolio loans which occurred in the first quarter of 2025.

Portfolio loans were $2.36 billion at March 31, 2026, up 3% from the preceding quarter and up 11% from a year ago. Portfolio loans, excluding consumer mortgage loans, were $2.09 billion at March 31, 2026, up $41.8 million from the preceding quarter and up $158.0 million or 8% from a year ago. Average portfolio loans in the first quarter of 2026 were $2.31 billion, up 2% from the preceding quarter, and up 6% from a year ago. Yields on average portfolio loans in the first quarter of 2026 decreased to 6.86% from 6.95% in the fourth quarter of 2025 and 6.89% in the first quarter of 2025. The yield on new portfolio loans, excluding consumer mortgage loans, was 6.94% in the first quarter of 2025 as compared to 7.04% in the fourth quarter of 2025 and 7.43% in the first quarter of 2025.

Alaskans continue to account for substantially all of Northrim’s deposit base. Total deposits were $2.87 billion at March 31, 2026, up 2% from $2.81 billion at December 31, 2025, and up 3% from $2.78 billion a year ago. At March 31, 2026, 75% of total deposits were held in business accounts and 25% of deposit balances were held in consumer accounts. Northrim had approximately 33,000 deposit customers with an average balance of $64,000 as of March 31, 2026. Northrim had 33 customers with balances over $10 million as of March 31, 2026, which accounted for $721.0 million, or 25%, of total deposits. Demand deposits increased by 14% from the prior quarter and increased 11% from the prior year to $826.4 million at March 31, 2026. Demand deposits were 29% of total deposits at March 31, 2026 up from 26% at December 31, 2025 and 27% of total deposits at March 31, 2025. Average interest-bearing deposits were down 1% to $2.07 billion with an average cost of 1.77% in the first quarter of 2026, compared to $2.10 billion and an average cost of 1.91% in the fourth quarter of 2025, and up 3% compared to $2.00 billion and an average cost of 2.01% in the first quarter of 2025. Uninsured deposits totaled $1.14 billion or 40% of total deposits as of March 31, 2026 compared to $1.07 billion or 38% of total deposits as of December 31, 2025.

Shareholders’ equity was $335.8 million, or $15.10 book value per share, at March 31, 2026, compared to $326.5 million, or $14.77 book value per share, at December 31, 2025 and $279.8 million, or $12.67 book value per share, a year ago. Tangible book value per share* was $12.81 at March 31, 2026, compared to $12.47 at December 31, 2025, and $10.37 per share a year ago. The increase in shareholders’ equity in the first quarter of 2026 as compared to the fourth quarter of 2025 was largely the result of earnings of $13.7 million, which were partially offset by dividends paid of $3.6 million and a decrease in the fair value of the available for sale securities portfolio, which decreased $447,000, net of tax. The Company did not repurchase any shares of common stock in the first quarter of 2026 and currently has no plans to repurchase shares this year. Tangible common equity to tangible assets* was 8.63% as of March 31, 2026, compared to 8.51% as of December 31, 2025 and 7.41% as of March 31, 2025. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 10.95% at March 31, 2026, compared to 10.67% at December 31, 2025, and 9.76% at March 31, 2025.

Asset Quality

Northrim believes it has a consistent lending approach throughout economic cycles, which emphasizes appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

NPAs net of government guarantees were $15.3 million at March 31, 2026, up from $11.4 million at December 31, 2025 and up from $12.3 million a year ago. Of the NPAs at March 31, 2026, $10.5 million are attributable to the Community Banking segment, $4.3 million are attributable to the Specialty Finance segment, and $499,000 are attributable to the Home Mortgage Lending segment.

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
11 of 25

Net adversely classified loans were $34.3 million at March 31, 2026, as compared to $33.5 million at December 31, 2025, and $20.4 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. The increase in adversely classified loans, net of government guarantees, at March 31, 2026, as compared to the prior quarter is mostly attributable to two Specialty Finance relationships. Net loan charge-offs were $211,000 in the first quarter of 2026, compared to net loan charge-offs of $495,000 in the fourth quarter of 2025, and net loan recoveries of $34,000 in the first quarter of 2025. Additionally, Northrim had 8 existing loan modifications to borrowers experiencing financial difficulty totaling $2.7 million, net of government guarantees that had been modified in the last twelve months as of March 31, 2026.

Northrim had $150.9 million, or 6% of portfolio loans, in the Accommodations sector, $133.2 million, or 6% of portfolio loans, in the Healthcare sector, $121.3 million, or 5% of portfolio loans, in the Tourism sector, $101.4 million, or 4% of portfolio loans, in the Retail sector, $92.1 million, or 4% of portfolio loans, in the Aviation (non-tourism) sector, $62.5 million, or 3% in the Restaurants and Breweries sector, and $60.7 million, or 3% of portfolio loans, in the Fishing sector as of March 31, 2026.

Northrim estimates that $127.8 million, or approximately 5% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of March 31, 2026, and $1.5 million of these loans are adversely classified. As of March 31, 2026, Northrim has an additional $79.6 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and no unfunded commitments on adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 20 branches throughout the state and differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. The Bank has two wholly-owned subsidiaries, Sallyport Commercial Finance, LLC, a specialty finance company and Residential Mortgage Holding Company, LLC, a regional home mortgage company. Pacific Wealth Advisors, LLC is an affiliated company.

www.northrim.com

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
12 of 25

Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: descriptions of Northrim’s financial condition, results of operations, asset based lending volumes, asset and credit quality trends and profitability; the ability of Northrim to execute its business plans; potential further increases in interest rates; the value of securities held in our investment portfolio; the impact of the results of government shutdowns and government initiatives on the regulatory landscape, natural resource extraction industries, and capital markets; the impact of declines in the value of commercial and residential real estate markets, high unemployment rates, tariffs, inflationary pressures and slowdowns in economic growth; changes in banking regulation or actions by bank regulators; potential further increases in inflation, supply-chain constraints, and potential geopolitical instability, including the wars in Ukraine and Iran; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our allowance for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft and increased cyber threats due to artificial intelligence; disease outbreaks; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.
References:
https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

https://www.bls.gov/regions/west/news-release/consumerpriceindex_anchorage.htm

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.akleg.gov/basis/Bill/Text/34?Hsid=HJR011C

https://www.trade.gov/data-visualization/tradestats-express-trade-partner-state

https://tax.alaska.gov/programs/programs/reports/RSB.aspx?Year=2025&Type=Spring

https://apfc.org

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
13 of 25

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,	December 31,	March 31,
	2026	2025	2025
Interest Income:
Interest and fees on loans	$39,977	$41,015	$37,470
Interest on portfolio investments	3,774	3,538	3,675
Interest on deposits in banks	1,145	1,488	416
Total interest income	44,896	46,041	41,561
Interest Expense:
Interest expense on deposits	8,997	10,078	9,935
Interest expense on borrowings	1,238	588	329
Total interest expense	10,235	10,666	10,264
Net interest income	34,661	35,375	31,297

Provision (benefit) for credit losses	960	1,627	(1,409)
Net interest income after provision for credit losses	33,701	33,748	32,706

Other Operating Income:
Mortgage banking income	6,461	6,313	4,251
Purchased receivable income	6,132	6,490	6,150
Bankcard fees	1,089	1,219	1,074
Service charges on deposit accounts	811	787	677
Unrealized (loss) gain on marketable equity securities	(256)	61	(50)
Gain on sale by Pacific Wealth Advisors	—	275	—
Gain on sale of securities	—	1	—
Other income	642	1,137	938
Total other operating income	14,879	16,283	13,040

Other Operating Expense:
Salaries and other personnel expense	19,506	20,828	17,223
Data processing expense	3,305	3,415	3,104
Occupancy expense	2,104	1,908	1,889
Professional and outside services	1,159	1,342	1,115
Insurance expense	404	637	1,017
Compensation expense - SCF acquisition payments	500	533	600
Marketing expense	901	1,506	672
OREO expense, net rental income and gains on sale	12	—	3
Other expense	2,731	3,255	2,548
Total other operating expense	30,622	33,424	28,171

Income before provision for income taxes	17,958	16,607	17,575
Provision for income taxes	4,283	4,166	4,251
Net income	$13,675	$12,441	$13,324

Basic EPS	$0.62	$0.56	$0.60
Diluted EPS	$0.61	$0.55	$0.60
Weighted average shares outstanding, basic	22,166,888	22,097,658	22,079,992
Weighted average shares outstanding, diluted	22,577,720	22,533,320	22,432,408

Pre-provision pre-tax net revenue (“PPNR”)*	$18,918	$18,234	$16,166

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
14 of 25

Balance Sheet
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	March 31,
	2026	2025	2025

Assets:
Cash and due from banks	$33,030	$36,042	$29,671
Interest bearing deposits in other banks	121,907	109,864	35,852
Investment securities available for sale, at fair value	418,447	420,661	463,096
Investment securities held to maturity	31,750	26,750	36,750
Marketable equity securities, at fair value	10,145	8,392	8,669
Investment in Federal Home Loan Bank stock	7,060	6,764	5,342
Loans held for sale	81,179	100,323	159,603

Portfolio loans	2,358,702	2,295,499	2,124,330
Allowance for credit losses, loans	(24,812)	(23,737)	(20,922)
Net portfolio loans	2,333,890	2,271,762	2,103,408
Purchased receivables, net	105,029	101,642	95,489
Mortgage servicing rights, at fair value	28,426	27,474	26,814
Other real estate owned, net	1,036	—	—
Premises and equipment, net	41,728	39,692	37,070
Lease right of use asset	11,749	5,911	7,632
Goodwill and intangible assets	50,824	50,824	50,824
Other assets	78,708	84,172	80,740
Total assets	$3,354,908	$3,290,273	$3,140,960

Liabilities:
Demand deposits	$826,445	$721,925	$742,560
Interest-bearing demand	1,215,182	1,242,546	1,187,465
Savings deposits	243,667	250,006	256,650
Money market deposits	197,402	195,793	193,842
Time deposits	391,050	402,759	397,460
Total deposits	2,873,746	2,813,029	2,777,977
Borrowings	81,652	81,729	23,446
Lease liability	11,857	5,941	7,682
Other liabilities	51,844	63,030	52,099
Total liabilities	3,019,099	2,963,729	2,861,204

Shareholders’ Equity:
Total shareholders’ equity	335,809	326,544	279,756
Total liabilities and shareholders’ equity	$3,354,908	$3,290,273	$3,140,960

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
15 of 25

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	March 31, 2026		December 31, 2025		September 30, 2025		June 30, 2025		March 31, 2025
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$599,912	25%	$569,128	25%	$558,736	25%	$569,753	27%	$573,593	27%
Commercial real estate:
Owner occupied properties	436,979	18%	435,050	19%	439,971	20%	447,561	20%	430,442	20%
Nonowner occupied and
multifamily properties	770,325	33%	767,618	32%	717,576	32%	696,766	31%	690,277	32%
Residential real estate:
1-4 family properties
secured by first liens	264,555	11%	243,167	11%	216,690	10%	206,905	9%	188,219	9%
1-4 family properties
secured by junior liens &
revolving secured by first liens	70,464	3%	66,470	3%	65,698	3%	60,118	3%	53,836	3%
1-4 family construction	38,900	2%	39,311	2%	37,429	2%	36,005	2%	34,017	2%
Construction loans	178,029	8%	175,261	8%	184,447	8%	187,442	8%	156,211	7%
Consumer loans	9,097	—%	9,658	—%	8,236	—%	7,570	—%	7,424	—%
Subtotal	2,368,261		2,305,663		2,228,783		2,212,120		2,134,019
Unearned loan fees, net	(9,559)		(10,164)		(9,813)		(10,005)		(9,689)
Total portfolio loans	$2,358,702		$2,295,499		$2,218,970		$2,202,115		$2,124,330

Composition of Deposits
	March 31, 2026		December 31, 2025		September 30, 2025		June 30, 2025		March 31, 2025
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$826,445	29%	$721,925	26%	$872,086	30%	$777,948	28%	$742,560	27%
Interest-bearing demand	1,215,182	42%	1,242,546	44%	1,191,867	41%	1,196,048	42%	1,187,465	43%
Savings deposits	243,667	8%	250,006	9%	239,738	8%	248,141	9%	256,650	9%
Money market deposits	197,402	7%	195,793	7%	202,491	7%	196,166	7%	193,842	7%
Time deposits	391,050	14%	402,759	14%	400,281	14%	390,867	14%	397,460	14%
Total deposits	$2,873,746		$2,813,029		$2,906,463		$2,809,170		$2,777,977

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
16 of 25

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	March 31,	December 31,	March 31,
	2026	2025	2025
Nonaccrual loans - Community Banking	$10,006	$9,066	$4,274
Nonaccrual loans - Home Mortgage Lending	499	514	221
Nonaccrual loans - Specialty Finance	4,276	2,388	3,573
Nonaccrual loans - Total	14,781	11,968	8,068
Loans 90 days past due and accruing - Community Banking	—	—	—
Loans 90 days past due and accruing - Home Mortgage Lending	—	—	—
Loans 90 days past due and accruing - Total	—	—	—
Total nonperforming loans - Community Banking	10,006	9,066	4,274
Total nonperforming loans - Home Mortgage Lending	499	514	221
Total nonperforming loans - Specialty Finance	4,276	2,388	3,573
Total nonperforming loans - Total	14,781	11,968	8,068
Nonperforming loans guaranteed by gov't - Community Banking	567	639	80
Nonperforming loans guaranteed by gov't - Total	567	639	80
Net nonperforming loans - Community Banking	9,439	8,427	4,194
Net nonperforming loans - Home Mortgage Lending	499	514	221
Net nonperforming loans - Specialty Finance	4,276	2,388	3,573
Net nonperforming loans - Total	14,214	11,329	7,988

Other real estate owned - Community Banking	1,036	—	—
Other real estate owned - Home Mortgage Lending	—	—	—
Other real estate owned - Specialty Finance	—	—	—
Other real estate owned - Total	1,036	—	—

Other real estate owned guaranteed by government - Community Banking	—	—	—
Other real estate owned guaranteed by government - Home Mortgage Lending	—	—	—
Other real estate owned guaranteed by government - Specialty Finance	—	—	—
Other real estate owned guaranteed by government - Total	—	—	—

Repossessed assets - Community Banking	—	—	297
Repossessed assets - Total	—	—	297

Nonperforming purchased receivables - Specialty Finance	—	67	4,007

Net nonperforming assets - Community Banking	10,475	8,427	4,491
Net nonperforming assets - Home Mortgage Lending	499	514	221
Net nonperforming assets - Specialty Finance	4,276	2,455	7,580
Net nonperforming assets - Total	$15,250	$11,396	$12,292

Adversely classified loans, net of gov't guarantees - Community Banking	$29,395	$29,447	$16,592
Adversely classified loans, net of gov't guarantees - Home Mortgage Lending	667	687	252
Adversely classified loans, net of gov't guarantees - Specialty Finance	4,276	3,364	3,573
Adversely classified loans, net of gov't guarantees - Total	$34,338	$33,498	$20,417

Special mention loans, net of gov't guarantees - Community Banking	$7,985	$10,481	$14,496
Special mention loans, net of gov't guarantees - Home Mortgage Lending	—	—	637
Special mention loans, net of gov't guarantees - Total	$7,985	$10,481	$15,133

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
17 of 25

Asset Quality, Continued	March 31,	December 31,	March 31,
	2026	2025	2025
Nonperforming loans, net of government guarantees / portfolio loans	0.60%	0.49%	0.38%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.64%	0.53%	0.40%
Nonperforming assets, net of government guarantees / total assets	0.45%	0.35%	0.39%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.48%	0.36%	0.41%

Loans 30-89 days past due and accruing, net of government guarantees /		%
portfolio loans	0.09%	0.07%	0.04%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.10%	0.08%	0.04%

Allowance for credit losses for loans / portfolio loans	1.05%	1.03%	0.98%
Allowance for credit losses for loans / portfolio loans, net of gov't guarantees	1.12%	1.10%	1.06%
Allowance for credit losses for loans / nonperforming loans, net of
government guarantees	175%	210%	262%

Gross loan charge-offs for the quarter - Community Banking	$2	$214	$50
Gross loan charge-offs for the quarter - Specialty Finance	250	317	—
Gross loan charge-offs for the quarter - Total	252	531	50

Gross loan recoveries for the quarter - Community Banking	(41)	(36)	(84)
Gross loan recoveries for the quarter - Specialty Finance	—	—	—
Gross loan recoveries for the quarter - Total	($41)	($36)	($84)

Net loan (recoveries) charge-offs for the quarter - Community Banking	($39)	$178	($34)
Net loan (recoveries) charge-offs for the quarter - Specialty Finance	250	317	—
Net loan (recoveries) charge-offs for the quarter - Total	$211	$495	($34)

Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.01%	0.02%	—%

Allowance for credit losses for purchased receivables / purchased receivables	—%	—%	3.72%

Net purchased receivable (recoveries) charge-offs for the quarter	($5)	$1,911	$—

Net purchased receivable (recoveries) charge-offs for the quarter /
average purchased receivables, for the quarter	—%	1.76%	NA

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
18 of 25

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	March 31, 2026		December 31, 2025		March 31, 2025
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$123,643	3.71%	$149,812	3.89%	$37,969	4.44%
Portfolio investments	466,386	3.44%	466,548	3.18%	523,753	2.97%
Loans held for sale	74,144	5.83%	101,132	5.91%	46,223	5.86%
Portfolio loans	2,305,181	6.86%	2,268,177	6.95%	2,173,425	6.89%
Total interest-earning assets	2,969,354	6.17%	2,985,669	6.17%	2,781,370	6.10%
Nonearning assets	311,415		315,422		293,415
Total assets	$3,280,769		$3,301,091		$3,074,785

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$2,067,101	1.77%	$2,095,675	1.91%	$2,002,594	2.01%
Borrowings	81,702	6.13%	46,238	5.01%	37,081	3.55%
Total interest-bearing liabilities	2,148,803	1.93%	2,141,913	1.97%	2,039,675	2.04%

Noninterest-bearing demand deposits	732,454		763,037		697,534
Other liabilities	65,492		70,602		63,348
Shareholders’ equity	334,020		325,539		274,228
Total liabilities and shareholders’ equity	$3,280,769		$3,301,091		$3,074,785
Net spread		4.24%		4.20%		4.06%
NIM		4.72%		4.70%		4.55%
NIMTE*		4.77%		4.75%		4.61%
Cost of funds		1.44%		1.46%		1.52%
Average portfolio loans to average
interest-earning assets	77.63%		75.97%		78.14%
Average portfolio loans to average total deposits	82.34%		79.34%		80.49%
Average non-interest deposits to average
total deposits	26.16%		26.69%		25.83%
Average interest-earning assets to average
interest-bearing liabilities	138.19%		139.39%		136.36%

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
19 of 25

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	March 31, 2026	December 31, 2025	March 31, 2025
Book value per share	$15.10	$14.77	$12.67
Tangible book value per share*	$12.81	$12.47	$10.37
Total shareholders’ equity/total assets	10.01%	9.92%	8.91%
Tangible Common Equity/Tangible Assets*	8.63%	8.51%	7.41%
Common Equity Tier 1 Capital / Risk Adjusted Assets	10.59%	10.31%	9.37%
Tier 1 Capital / Risk Adjusted Assets	10.95%	10.67%	9.76%
Total Capital / Risk Adjusted Assets	14.14%	13.86%	10.62%
Tier 1 Capital / Average Assets	9.13%	8.77%	8.02%
Shares outstanding	22,244,766	22,111,637	22,083,568
Total unrealized loss on AFS debt securities, net of income taxes	($927)	($480)	($5,452)
Total unrealized gain on derivatives and hedging activities, net of income taxes	$1,032	$1,028	$1,097

Profitability Ratios
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Three Months Ended:
NIM	4.72%	4.70%	4.83%	4.66%	4.55%
NIMTE*	4.77%	4.75%	4.88%	4.72%	4.61%
Efficiency ratio	61.81%	64.70%	45.51%	64.68%	63.54%
Adjusted efficiency ratio*	61.81%	65.05%	57.85%	64.68%	63.54%
Return on average assets	1.69%	1.50%	3.32%	1.48%	1.76%
Adjusted return on average assets*	1.69%	1.47%	1.99%	1.48%	1.76%
Return on average equity	16.60%	15.16%	35.66%	16.37%	19.70%
Adjusted return on average shareholders' equity*	16.60%	14.91%	21.34%	16.37%	19.70%

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
20 of 25

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis (“NIMTE”) is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2025 and 2024. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin for the periods indicated.

	Three Months Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Net interest income	$34,661	$35,375	$35,346	$33,592	$31,297
Divided by average interest-bearing assets	2,969,354	2,985,669	2,906,830	2,889,289	2,781,370
Net interest margin (“NIM”)[2]	4.72%	4.70%	4.83%	4.66%	4.55%

Net interest income	$34,661	$35,375	$35,346	$33,592	$31,297
Plus: reduction in tax expense related to
tax-exempt interest income	400	386	373	409	379
	$35,061	$35,761	$35,719	$34,001	$31,676
Divided by average interest-bearing assets	2,969,354	2,985,669	2,906,830	2,889,289	2,781,370
NIMTE[2]	4.77%	4.75%	4.88%	4.72%	4.61%

2Calculated using actual days in the quarter divided by 365 for the quarters ended in 2025 and 366 for the quarters ended in 2024, respectively.

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share for the periods indicated.

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Total shareholders’ equity	$335,809	$326,544	$315,663	$290,219	$279,756
Divided by shares outstanding	22,245	22,112	22,091	22,088	22,084
Book value per share	$15.10	$14.77	$14.29	$13.14	$12.67

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Total shareholders’ equity	$335,809	$326,544	$315,663	$290,219	$279,756
Less: goodwill and intangible assets	50,824	50,824	50,824	50,824	50,824
	$284,985	$275,720	$264,839	$239,395	$228,932
Divided by shares outstanding	22,245	22,112	22,091	22,088	22,084
Tangible book value per share	$12.81	$12.47	$11.99	$10.84	$10.37

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
21 of 25

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders’ equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets for the periods indicated.

Northrim BanCorp, Inc.	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Total shareholders’ equity	$335,809	$326,544	$315,663	$290,219	$279,756
Total assets	3,354,908	3,290,273	3,312,332	3,243,760	3,140,960
Total shareholders’ equity to total assets	10.01%	9.92%	9.53%	8.95%	8.91%

Northrim BanCorp, Inc.	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Total shareholders’ equity	$335,809	$326,544	$315,663	$290,219	$279,756
Less: goodwill and other intangible assets, net	50,824	50,824	50,824	50,824	50,824
Tangible common shareholders’ equity	$284,985	$275,720	$264,839	$239,395	$228,932

Total assets	$3,354,908	$3,290,273	$3,312,332	$3,243,760	$3,140,960
Less: goodwill and other intangible assets, net	50,824	50,824	50,824	50,824	50,824
Tangible assets	$3,304,084	$3,239,449	$3,261,508	$3,192,936	$3,090,136
Tangible common equity ratio	8.63%	8.51%	8.12%	7.50%	7.41%

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
22 of 25

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Pre-provision pre-tax net revenue

Pre-provision pre-tax net revenue is a non-GAAP measure that represents income before provision for income taxes excluding the provision for credit losses. The most comparable GAAP measure is income before provision for income taxes and the following tables set forth the reconciliation of pre-provision pre-tax net revenue to income before provision for income taxes for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Net interest income	$34,661	$35,375	$35,346	$33,592	$31,297
Provision for credit losses	960	1,627	1,716	1,976	(1,409)
Total other operating income	14,879	16,283	31,239	16,640	13,040
Less: total other operating expense	30,622	33,424	30,300	32,488	28,171
Income before provision for income taxes	$17,958	$16,607	$34,569	$15,768	$17,575

	Three Months Ended
Northrim BanCorp, Inc.	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Net interest income	$34,661	$35,375	$35,346	$33,592	$31,297
Total other operating income	14,879	16,283	31,239	16,640	13,040
Less: total other operating expense	30,622	33,424	30,300	32,488	28,171
Pre-provision pre-tax net revenue	$18,918	$18,234	$36,285	$17,744	$16,166

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
23 of 25

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Adjusted net income

Adjusted net income is a non-GAAP measure that represents net income excluding the gain on sale of certain assets by Pacific Wealth Advisors The most comparable GAAP measure is net income and the following tables set forth the reconciliation of net income to adjusted net income for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	December 31, 2025	September 30, 2025

Net income	$12,441	$27,065

Net income	$12,441	$27,065
Less: gain on sale by Pacific Wealth Advisors, net of tax	210	10,870
Adjusted net income	$12,231	$16,195

Adjusted diluted earnings per share

Adjusted diluted earnings per share is a non-GAAP measure that represents diluted earnings per share excluding the gain on sale of certain assets by Pacific Wealth Advisors The most comparable GAAP measure is diluted earnings per share and the following tables set forth the reconciliation of diluted earnings per share to adjusted diluted earnings per share for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	December 31, 2025	September 30, 2025

Net income	$12,441	$27,065
Divided by weighted average shares outstanding, diluted	22,533,320	22,502,680
Diluted earnings per share	$0.55	$1.20

Net income	$12,441	$27,065
Less: gain on sale by Pacific Wealth Advisors, net of tax	210	10,870
Adjusted net income	$12,231	$16,195
Divided by weighted average shares outstanding, diluted	22,533,320	22,502,680
Diluted earnings per share	$0.54	$0.72

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
24 of 25

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Adjusted return on average assets

Adjusted return on average assets is a non-GAAP measure that represents the return on average assets excluding the gain on sale of certain assets by Pacific Wealth Advisors, net of tax expense. The most comparable GAAP measure is return on average assets and the following tables set forth the reconciliation of return on average assets to adjusted return on average assets for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	December 31, 2025	September 30, 2025

Net income	$12,441	$27,065
Divided by average assets	3,301,091	3,229,655
Return on average assets[4]	1.50%	3.32%

Net income	$12,441	$27,065
Less: gain on sale by Pacific Wealth Advisors, net of tax	210	10,870
Adjusted net income	$12,231	$16,195
Divided by average assets	3,301,091	3,229,655
Adjusted return on average assets[4]	1.47%	1.99%

Adjusted return on average shareholders' equity

Adjusted return on average shareholders' equity is a non-GAAP measure that represents the return on average shareholders' equity excluding the gain on sale of certain assets by Pacific Wealth Advisors, net of tax expense. The most comparable GAAP measure is return on average shareholders' equity and the following tables set forth the reconciliation of return on average shareholders' equity to adjusted return on average shareholders' equity for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	December 31, 2025	September 30, 2025

Net income	$12,441	$27,065
Divided by average shareholders' equity	325,539	301,082
Return on average shareholders' equity[4]	15.16%	35.66%

Net income	$12,441	$27,065
Less: gain on sale by Pacific Wealth Advisors, net of tax	210	10,870
Adjusted net income	$12,231	$16,195
Divided by average shareholders' equity	325,539	301,082
Adjusted return on average shareholders' equity[3]	14.91%	21.34%

3Calculated using actual days in the quarter or year-to-date divided by 365.

Northrim BanCorp Earns $13.7 Million, or $0.61 per Diluted Share in 1Q26
April 22, 2026
25 of 25

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Adjusted efficiency ratio

Adjusted efficiency ratio is a non-GAAP measure that represents other operating expense to income excluding the gain on sale of certain assets by Pacific Wealth Advisors The most comparable GAAP measure is the efficiency ratio and the following tables set forth the reconciliation of the efficiency ratio to adjusted efficiency ratio for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	December 31, 2025	September 30, 2025

Other operating expense	$33,424	$30,300

Net interest income	$35,375	$35,346
Other operating income	16,283	31,239
Total income	$51,658	$66,585
Other operating expense divided by total income	64.70%	45.51%

Other operating expense	$33,424	$30,300

Net interest income	$35,375	$35,346
Other operating income	16,283	31,239
Less: gain on sale by Pacific Wealth Advisors	275	14,211
Adjusted total income	$51,383	$52,374
Other operating expense divided by adjusted total income	65.05%	57.85%

Note Transmitted on GlobeNewswire on April 22, 2026, at 12:15 pm Alaska Standard Time.